Franklin Lake Resources Inc.
                     (Incorporated under the laws of Nevada)
               172 Starlite Street, South San Francisco, CA 94080
                     Tel: (650) 588-0425 Fax: (650) 588-5869


       Issue Date: April 9, 2002          1,201,657 Common Shares
                                          ---------

               NON-TRANSFERABLE WARRANT TO PURCHASE COMMON SHARES

             THIS WARRANT IS CANCELLABLE BY ISSUER AS PROVIDED BELOW

THIS IS TO CERTIFY THAT, for value received, the person named below as "Holder" is entitled to subscribe for and purchase the number specified above of fully paid and non-assessable shares of common stock, par value $0.001 per share (herein, "Shares"), of Franklin Lake Resources Inc. ("Company") if the Warrant has not been cancelled by the Company, at a price of $ ___ per Share, within six months of the Issue Date, unless extended, subject to the terms and conditions below.

Holder(s):           XENOLIX TECHNOLOGIES, INC.
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Address:
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Telephone:
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This Warrant may be exercised by the Holder, in whole or in part, by surrender at the office of the Company's Transfer Agent, Computershare Trust Company of Canada ("Trustee"), 510 Burrard Street, Vancouver, B.C., V6C 3B9, together with a check payable to the order of the Company for the purchase price of the Shares subscribed for, and by compliance with the other terms herein.

The Warrant is subject to the Agreement for Purchase and Sale of Assets ("Agreement"), between Company and Holder, dated April 9, 2002, a copy of which is attached hereto.

ARTICLE 1 -- ISSUE OF ADDITIONAL/REPLACEMENT WARRANTS

1.01 ADDITIONAL SECURITIES--The Company may at any time issue additional shares, warrants, options or similar rights to purchase shares of its capital stock.


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                                                              WARRANT--Page 2


1.02      LOST WARRANT

(a) If a Warrant becomes mutilated, lost, destroyed, or stolen, the Trustee in its discretion may issue a new Warrant of like date and tenor as the one mutilated, lost, destroyed, or stolen in place thereof.

(b) The applicant for a new Warrant shall bear the cost of issuance and, in the case of loss, destruction or theft, furnish to the Trustee such evidence of ownership and loss, destruction or theft as may be satisfactory to the Trustee, and provide indemnity in amount and form satisfactory to the Trustee.

1.03 RIGHTS OF WARRANT HOLDER--The Holder shall not be deemed to be a shareholder of the Company, nor entitled to any right or interest except as expressly provided herein.

ARTICLE 2 -- EXCHANGE AND TRANSFER

2.01 EXCHANGE OF WARRANT--A Warrant for any number of Shares may be exchanged for two or more Warrants for the same aggregate number of Shares. A Warrant may be exchanged only at the office of the Trustee. The Trustee may charge a reasonable fee for the exchange.

2.02 TRANSFER OF WARRANT--This Warrant is not transferable by the Holder except to its shareholders in complete or partial liquidation or by operation of law.

ARTICLE 3 -- EXERCISE OF WARRANT; CANCELLATION

3.01 METHOD OF EXERCISE OF WARRANT--If the Warrant is not cancelled by the Company, it may be exercised by delivering to the Trustee (i) the Warrant, (ii) a completed Subscription for Shares ("Subscription") in the form attached to the Warrant, and (iii) a check for the purchase price.

3.02     TIME OF EXERCISE OF WARRANT; CANCELLATION; EXTENSION

(a) If, as part of its due diligence, Company is not able to produce and sell gold, platinum and palladium at a net profit, it has the right to cancel the Warrant.

(b) Company will give Holder notice of whether or not it is able to make such sales at a net profit as soon as practicable, but not later than six months after the date of the Agreement. If it is not able to do so, Company may cancel this Warrant and the notice shall state whether or not Company elects to cancel the Warrant


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                                                               WARRANT--Page 3


(c) If Company elects to cancel the Warrant, the cancellation shall be effective immediately and the Warrant shall thereafter be void.

(d) If Company does not elect to cancel the Warrant, the Warrant shall remain effective and Holder shall be entitled to exercise it upon the terms of the Agreement and this Warrant, provided that, if such terms do not allow Holder 45 days to exercise the Warrant, they shall be deemed amended and the time to exercise the Warrant extended so that Holder shall have a minimum of 45 days to exercise the Warrant.

3.03     EFFECT OF EXERCISE OF WARRANTS

(a) Upon delivery and payment, the shares subscribed for shall be deemed to have become the property of the subscriber on the date of such delivery and payment.

(b) Within ten business days after delivery and payment or such longer time as trustee may require to be certain that a check has been paid by the bank on which it is drawn, the Trustee shall deliver, to the person in whose name the shares are to be issued as specified in the subscription, a certificate for the appropriate number of shares.

3.04 SUBSCRIPTION FOR LESS THAN ENTITLEMENT--A Holder may subscribe for and purchase fewer shares than he is entitled to purchase by the Warrant. In such case, the Holder shall receive a new Warrant for the balance of the shares.

3.05 FRACTIONAL SHARES--To the extent a Holder may be entitled to receive a fractional share, the Trustee shall refund the pro rata share of the exercise price applicable to such fractional share; provided, however, if the amount of such refund would be $5.00 or less, no refund need be made.

3.06 RESALE RESTRICTION--Any share certificate issued upon exercise of a Warrant shall bear such legend restricting the resale of the shares as may, in the opinion of legal counsel to Company or Trustee, be required by securities laws and regulations.

3.07 EXPIRATION OF WARRANTS--After the expiration of a Warrant, all rights thereunder shall terminate and the Warrant shall be void.

3.08     ADJUSTMENT: PRICE/NUMBER OF SHARES

(a) If and whenever the Shares shall be subdivided into a greater or consolidated into a lesser number of Shares, or in the event of any payment by the Company of a stock dividend, the exercise price shall be decreased or increased proportionally



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                                                               WARRANT--Page 4


         as the case may be. Upon any such subdivision, consolidation, or stock dividend, the number of shares deliverable upon the exercise of a Warrant shall be increased or decreased proportionally.

(b) In case of any reclassification of the capital of the Company, any merger or consolidation of the Company, or the sale of substantially all of the assets of the Company, each Warrant shall, after such reclassification of capital, merger, consolidation or sale, confer the right to purchase that number of shares or other securities or property of the Company or of the company resulting from such re-classification, merger, or consolidation or to which a sale may have been made, which the Holder would hold if he had exercised his rights under the Warrant be- fore reclassification, merger, consolidation or sale; and, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Article 3 with respect to the rights and interest of the Holder to the end that the provisions set forth in this Article 3 shall thereafter correspondingly be made applicable as nearly as may reasonably be done in relation to any shares or other securities or property thereafter deliverable on the exercise of a Warrant;

3.09 DETERMINATION OF ADJUSTMENTS--If any question shall arise with respect to any adjustment under Section 3.08, it shall be conclusively determined by the Company's auditor, or, if he declines to do so, any certified public accountant the Company may designate, who shall have access to all appropriate records, and such determination shall be binding upon the Company and the Holder.

ARTICLE 4 -- COVENANTS BY THE COMPANY

4.01 RESERVATION OF SHARES--The Company will reserve, and will keep unissued out of its authorized capital, a sufficient number of shares to satisfy the rights of purchase in this Warrant and any and all other rights to purchase its Shares Company may have issued, whether called warrants, options, or any other name.

4.02 SECURITIES QUALIFICATION REQUIREMENTS--If, in the opinion of counsel for the Company, any Prospectus, Statement of Material Facts or other document is required to be filed with, or any permission is required to be obtained from, any securities regulatory body, or any other step is required under any Federal or State law before any shares which the Warrant Holder is entitled to purchase may be issued, the Company agrees that it will take such action and the Holder agrees that his right to exercise the Warrant is subject to such action by the Company and to such filing, permission, or other action.



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                                                                WARRANT--Page 5


ARTICLE 5 -- MISCELLANEOUS

5.01 GOVERING LAW--This Warrant and all matters pertaining to it shall be governed by the law of Nevada.

5.02 NOTICES--Any notice or other communication by either party to the other with respect to this Warrant shall be sent to the other party at the address above by certified mail, in which case it shall be deemed received on the third day after deposit with the U.S. Postal Service, or by personal delivery (including a commercial courier) or telephonic transmission (facsimile), in which it shall be deemed received upon actual receipt.

IN WITNESS WHEREOF, FRANKLIN LAKE RESOURCES INC. has caused this Warrant to be executed by its duly authorized officers as of the Issue Date above.

                                          FRANKLIN LAKE RESOURCES INC.


                                          By:________________________________
                                          Father Gregory Ofiesh, President

                                          By: _______________________________
                                          Peter Boyle, Secretary